As Revised February 7, 2019

POWERED BY COPPER

Financial Highlights

Sales Data	2018	2017
Copper		
Consolidated Volumes *(mm lbs)*	3,811	3,700
Average Realization *(per lb)*	$2.91	$2.93
Site Production & Delivery Costs *(per lb)*	$1.76	$1.60
Unit Net Cash Costs *(per lb)*	$1.07	$1.19
Gold		
Consolidated Volumes *(000's ozs)*	2,389	1,562
Average Realization *(per oz)*	$1,254	$1,268
Molybdenum		
Consolidated Volumes *(mm lbs)*	94	95
Average Realization *(per lb)*	$12.50	$9.33

Financial Results (in billions, except per share amounts)	2018	2017
Revenues	$18.6	$16.4
Net Income Attributable to Common Stock	$2.6 (1) *	$1.8
Diluted Net Income Per Share	$1.78 (1) *	$1.25
Operating Cash Flows (2)	$3.9	$4.7
Capital Expenditures	$2.0	$1.4
Total Debt	$11.1	$13.2
Consolidated Cash	$4.2	$4.5

(1) *2018 includes net gains of $401* mm (26¢*/share) primarily including $208 mm of net gains on sales of assets and $574* mm of net tax credits mostly resulting from the reduction in PT-FI's statutory tax rates in accordance with the IUPK and U.S. tax reform, partly offset by net charges of $195 mm associated with disputed royalties at Cerro Verde, $88 mm of net charges at PT-FI, $57 mm for net adjustments to environmental obligations and $22 mm for Cerro Verde's new labor agreement. Refer to the supplemental schedule, "Adjusted Net Income," on page VII of FCX's 4Q18 press release, which is available on FCX's website for more information.*

(2) *Includes net working capital (uses) sources and timing of other tax payments of $(554) mm for 2018 and $573 mm for 2017.*

* **Adjusted subsequent to issuance of FCX's fourth-quarter 2018 press release and earnings call slides on January 24, 2019. See FCX Form 8-K/A filed with the SEC on February 7, 2019 for additional information.**

FREEPORT-McMoRAN

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As Revised February 7, 2019 POWERED BY COPPER Adjusted EBITDA Reconciliation (in millions) 4Q18 2018 Net Income Attributable to Common Stock – Continuing Operations* $ 481 $2,617 Interest expense, net (1) 509 945 Income tax (benefit) provision * (552) 991 Depreciation, depletion and amortization 403 1,754 Net gain on sales of assets (82) (208) Accretion 27 110 Loss (gain) on early extinguishment of debt 1 (7) Other net charges (2) 221 332 Other income, net (13) (76) Net (loss) income attributable to noncontrolling interests* (107) 292 Equity in affiliated companies’ net earnings (3) (8) FCX Adjusted EBITDA – Continuing Operations (3) $885 $6,742 (1) Includes interest associated with disputed Cerro Verde royalties and related matters ($363 mm in 4Q18 and $370 mm for the year 2018). (2) Other net charges primarily include PT-FI charges ($192 mm in 4Q18 and $180 mm for the year 2018). The year 2018 also includes charges of $69 mm for Cerro Verde’s new three-year Collective Labor Agreement, and $57 mm for net adjustments to environmental obligations and litigation reserves. For further discussion of net charges, refer to "Adjusted Net Income" on page VII in the supplemental schedules of FCX’s 4Q18 press release, which are available on FCX’s website. (3) Adjusted EBITDA is a non-GAAP financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use Adjusted EBITDA, management believes that our presentation of Adjusted EBITDA affords them greater transparency in assessing our financial performance. Adjusted EBITDA should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA may not necessarily be comparable to similarly titled measures reported by other companies, as different companies calculate such measures differently. * Adjusted subsequent to issuance of FCX’s fourth-quarter 2018 press release and earnings call slides on January 24, 2019. See FCX Form 8-K/A filed with the SEC on February 7, 2019 for additional information. 33